Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY, INC. ANTICIPATES SIGNIFICANT EXPLORATORY ACTIVITY IN 2011 AT GARDEN ISLAND BAY FIELD

Houston, Texas, January 4, 2011 - Dune Energy, Inc. (OTCBB:DUNR) provides an update on year-end financials and 2011 operations.

Garden Island Bay Exploration

Dredging operations have commenced at the SL 214 #1, a 19,500 feet subsalt test at Garden Island Bay Field, Plaquemines Parish, Louisiana. Dune will have a 15% working interest in this well before payout and a 26% working interest after payout. Payout is defined as gross 3 MMboe of production. Total unrisked reserve potential for the prospect is 133 MMboe. The well is anticipated to take 80-120 days to drill and test.

Additionally, Dune anticipates spudding the SL 214 #916 in late January or early February, a 14,000 feet test in the north flank of the field above salt. This prospect is one of 17 prospects and approximately 40 separate well locations identified using a recently completed depth migrated 3-D data set within the field. Dune will maintain a 100% working interest in this prospect. Gross reserve exposure for this prospect is 2.8 MMboe and reserve exposure for all 17 prospects is over 28 MMboe. Success on these projects could lead to further exploratory or development drilling later in 2011 within the field.

2011 Budget

The 15% working interest cost on the subsalt well at Garden Island Bay is anticipated to require a net $6 MM investment ($3.8 MM dry hole cost and a $2.4 MM completed cost). The completed well cost on the S prospect is approximately $8 million. We anticipate investing another $9.0 million in various field operations to maintain base production at the 3,000 – 3,300 BOPD level. An additional $19 million could be invested in 2011 depending on early success and available cash flow.

Liquidity

Year-end 2010 available cash was $23.8 million. Additionally, $15.8 million has been reserved for the June 2011 interest payment on the $300 million of Sr. Secured Notes. Cash on hand and anticipated cash flow, assuming a base production of 3,000 – 3,300 BOPD will support planned drilling and interest expenses for 2011.

Capital Structure

In December approximately $19 million face amount of convertible preferred shares were put to the company in exchange for approximately two million additional common shares yielding a current share count of approximately 43 million common shares. Face value of the preferred has been reduced to approximately $195 million. As detailed in a prior press release, the $40 million revolver previously in place has been converted to a $40 million term loan with a maturity of March of 2012 and is currently fully drawn. The Senior Secured Notes have a maturity of June of 2012.

Dune will review the upside with investors at the Pritchard Capital Partners Energize 2011 Conference in San Francisco on January 5th and 6th. The presentation is available on our website at http://www.duneenergy.com under presentations.

James A. Watt, President and Chief Executive Officer of the company stated, “We are extremely excited to be testing the oil potential of our Garden Island Bay field. Success on these wells could fuel significant reserve and production growth for later in 2011 and into 2012.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300